Exhibit 10.1

LIMITED WAIVER AND FOURTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS LIMITED WAIVER AND FOURTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT, dated as of the 30th day of April, 2010 (this “Amendment”), is entered into among JACKSON HEWITT TAX SERVICE INC., a Delaware corporation (the “Parent”), JACKSON HEWITT INC., a Virginia corporation (“Jackson Hewitt”), TAX SERVICES OF AMERICA, INC., a Delaware corporation (“Tax Services”), and HEWFANT INC., a Virginia corporation (“Hewfant” and collectively with the Parent, Jackson Hewitt and Tax Services, the “Borrowers” and each a “Borrower”), the Lenders (as defined in the hereinafter defined Credit Agreement) party hereto, and WELLS FARGO BANK, N.A., successor-by-merger to Wachovia Bank, National Association, as Administrative Agent for the Lenders.

RECITALS

A. The Borrowers, the Lenders and Wells Fargo are parties to that certain Amended and Restated Credit Agreement, dated as of October 6, 2006, as amended by the First Amendment to Amended and Restated Credit Agreement, dated as of October 31, 2007, as amended by the Second Amendment to Amended and Restated Credit Agreement, dated as of May 21, 2008 and as amended by the Agreement for Third Amendment of Amended and Restated Credit Agreement, dated as of April 27, 2009 (as further amended, restated and modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings given to them in the Credit Agreement.

B. The Borrowers have requested certain amendments to the Credit Agreement and the Administrative Agent and the Lenders have agreed to make such amendments on the terms and conditions set forth herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENTS TO CREDIT AGREEMENT

1.1 Amendments to Section 1.1 (Defined Terms). The following defined terms contained in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and replaced with the following:

(a)	“Applicable Percentage” shall mean at any time from and after the Fourth Amendment Effective Date, the applicable percentage (i) to be added to the Base Rate for purposes of determining the Adjusted Base Rate, (ii) to be added to the LIBOR Rate for purposes of determining the Adjusted LIBOR Rate and (iii) to be used in calculating the commitment fee payable pursuant to Section 2.9(b), in each case as determined under the following matrix with reference to the Leverage Ratio:

Level	Total Leverage Ratio	Applicable LIBOR Margin	Applicable Base Rate Margin	Applicable Commitment Fee Percentage
I	Greater than 5.5 to 1.0	11.00%	10.00%	0.875%

II	Less than or equal to 5.5 to 1.0 but greater than 4.0 to 1.0	9.00%	8.00%	0.875%

III	Less than or equal to 4.0 to 1.0 but greater than 3.0 to 1.0	7.00%	6.00%	0.875%

IV	Less than or equal to 3.0	4.50%	3.50%	0.75%

On the Adjustment Date (as hereinafter defined), the Applicable Percentage for all Loans and the commitment fee payable pursuant to Section 2.9(b) shall be adjusted effective as of such Adjustment Date (based upon the calculation of the Leverage Ratio as of the last day of the Reference Period to which such Adjustment Date relates) in accordance with the above matrix; provided, however, that, notwithstanding the foregoing or anything else herein to the contrary, (i) if at any time the Borrowers shall have failed to deliver any of the financial statements as required by Section 6.1(b) or the Compliance Certificate as required by Section 6.2(a), then at all times from and including the date on which such statements and Compliance Certificate are required to have been delivered until the date on which the same shall have been delivered, each Applicable Percentage shall be determined based on Level I above (notwithstanding the actual Leverage Ratio), and (ii) the determination of the Applicable Percentage shall be subject to Section 2.8(f). For purposes of this definition, “Adjustment Date” means the day (or, if such day is not a Business Day, the next succeeding Business Day) ten days following the day of delivery by the Borrower in accordance with Section 6.1(b) of (i) financial statements as of the end of and for the period ending April 30, 2011 and (ii) a duly completed Compliance Certificate with respect to such period. From the Fourth Amendment Effective Date until the Adjustment Date, each Applicable Percentage shall be based on Level I above.

(b)

“Consolidated EBITDA” means, for any Reference Period, the aggregate of (i) Consolidated Net Income for such period, after eliminating interest income, extraordinary gains and losses and unusual items, plus (ii) the sum of (A) Consolidated Interest Expense, (B) taxes, (C) depreciation and amortization, (D) other non-cash charges (provided, however, that any add-back for bad debt expense shall not exceed $2,000,000) and (E) any amount attributable to any nonrecurring item, but excluding any cash payments made in such period with respect to any non-recurring item, in each case to the extent deducted in the computation of Consolidated Net Income for such period, plus (iii) without duplication, EBITDA attributable to assets which are the subject of a Permitted Acquisition consummated during such Reference Period for which the total consideration (cash and stock) paid by the Parent and its Subsidiaries exceeds $2,000,000 (provided (x) that the Administrative Agent has received financial statements or other financial data relating to the calculation of such EBITDA reasonably acceptable to the Administrative Agent and (y) that the aggregate amount included in Consolidated EBITDA for any Reference Period pursuant to this clause (iii) shall not exceed 10% of Consolidated EBITDA calculated without giving effect to this clause (iii)).

(c)	“Permitted Acquisition” means (A) any Acquisition to which the Required Lenders (or the Administrative Agent on their behalf) shall have given their prior written consent (which consent may be in their sole discretion and may be given subject to such additional terms and conditions as the Required Lenders shall establish) and with respect to which all of the conditions and requirements set forth in this definition and in Section 6.8, and in or pursuant to any such consent, have been satisfied or waived in writing by the Required Lenders (or the Administrative Agent on their behalf), or (B) any Acquisition with respect to which all of the following conditions are satisfied:

(i) each business acquired shall be within the Line of Business;

(ii) any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Parent;

(iii) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or would exist immediately after giving effect thereto;

(iv) after giving effect to such Permitted Acquisition and any Borrowings in connection therewith, the Borrowers shall deliver to the Administrative Agent a Compliance Certificate demonstrating compliance with the financial covenants contained in ARTICLE VII, such compliance determined with regard to calculations made on a Pro Forma Basis for the Reference Period then most recently ended for which the Administrative Agent has received the financial statements required by Section 6.1;

(v) During any twelve-month period commencing after the Fourth Amendment Effective Date and any rolling twelve-month period thereafter: (X) the Acquisition Amount paid with respect to such Acquisition, together with the Acquisition Amount paid with respect to all Acquisitions, shall not exceed $7,000,000 and (Y) the cash portion of any Acquisition Amount paid with respect to such Acquisition, together with the cash portion of the Acquisition Amount paid with respect to all Acquisitions, shall not exceed $2,000,000; and

(vi) all of the conditions and requirements of Section 6.8 applicable to such Acquisition are satisfied.

(d)	“Revolving Credit Commitment” means, with respect to any Lender at any time, the commitment of such Lender to make Revolving Loans in an aggregate principal amount at any time outstanding up to the amount set forth opposite such Lender’s name on Schedule 1.1(a) under the captions “Revolving Credit Commitment” and “Non-Revolving Revolving Credit Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Lender at such time in the Register maintained by the Administrative Agent pursuant to Section 11.6(c) as such Lender’s “Revolving Credit Commitment” and “Non-Revolving Revolving Credit Commitment” in either case, as such amount may be reduced at or prior to such time pursuant to the terms hereof; provided, however, that after the Fourth Amendment Effective Date, Revolving Loans made by each Lender which are allocable to such Lender’s Non-Revolving Revolving Credit Commitment, as identified on Schedule 1.1(a), to the extent repaid, may not be reborrowed.

1.2 Amendments to Section 1.1 (Defined Terms). Section 1.1 of the Credit Agreement is hereby supplemented by adding the following additional defined terms, in appropriate alphabetical order:

(a)	“Alternative Business Plan” shall have the meaning set forth in Section 9.1(p).

(b)	“Block Amount” shall mean the amounts set forth below during the time periods set forth below. Any amendment to the Block Amount shall require the consent of Required Revolving Lenders.

Period	Block Amount
Fourth Amendment Effective Date - May 28, 2010	$93,000,000
May 29, 2010 – June 30, 2010	$84,000,000
July 1, 2010 - July 30, 2010	$72,000,000
July 31, 2010 – August 31, 2010	$63,000,000
September 1, 2010 – September 30, 2010	$55,000,000
October 1, 2010 – October 29, 2010	$38,000,000
October 30, 2010 – November 30, 2010	$27,000,000
December 1, 2010 – December 31 2010	$16,000,000
January 1, 2011 and thereafter	$0

(c)	“Business Plan” shall have the meaning set forth in Section 9.1(p).

(d)	“Business Plans” shall have the meaning set forth in Section 9.1(p).

(e)	“Cash Pay Interest Rate” shall mean: (i) the Base Rate plus 3.5% per annum and (ii) the LIBOR Rate plus 4.5% per annum.

(f)	“Commitment Letter” shall have the meaning set forth in Section 9.1(n).

(g)	“Fourth Amendment” means the Limited Waiver And Fourth Amendment to Amended and Restated Credit Agreement, dated as of the Fourth Amendment Effective Date, among the Borrowers, the Guarantors, the banks and other financial institutions party thereto, and the Administrative Agent.

(h)	“Fourth Amendment Effective Date” means the Business Day that all conditions precedent in Article III of the Fourth Amendment shall have been satisfied or waived in accordance therewith.

(i)	“Maximum Cash Amount” shall have the meaning set forth in Section 8.14.

(j)	“Net Expenditures” shall mean all Credit Party cash expenditures (including, but not limited to, cash expenditures in connection with Acquisitions) less cash receipts, excluding interest income (but including, interest income received from Franchisees) and interest expense.

(k)	“New Term Loan” shall have the meaning set forth in Section 6.10.

(l)	“Non-Revolving Revolving Loan” shall have the meaning set forth in Section 2.1(a).

(m)	“PIK Interest Rate” shall mean the Adjusted Base Rate or the Adjusted LIBOR Rate, as applicable, less the applicable Cash Pay Interest Rate.

(n)	“Proposal Letter” shall have the meaning set forth in Section 9.1(m).

(o)	“Supermajority Lenders” shall mean Lenders holding outstanding Loans (excluding Swingline Loans) and Unutilized Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, outstanding Loans, Letter of Credit Exposure and participations in outstanding Swingline Loans) representing at least two-thirds of the aggregate, at such time, of all outstanding Loans (excluding Swingline Loans) and Unutilized Revolving Credit Commitments (or, after the termination of the Revolving Credit Commitments, the aggregate at such time of all outstanding Loans, Letter of Credit Exposure and participations in outstanding Swingline Loans).

(p)	“Wells Fargo” shall mean Wells Fargo Bank, N.A., successor-by-merger to Wachovia Bank, National Association. All references in the Credit Agreement to “Wachovia” shall be deemed references to “Wells Fargo”.

1.3 Amendment to Sections 2.1(a) (Loans; Commitments). Section 2.1(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a)	On the Third Amendment Effective Date, $225,000,000 of the aggregate outstanding principal amount of Revolving Loans shall automatically be consolidated and converted to a term loan in the aggregate principal amount of $225,000,000 (collectively, the “Term Loans”). On the Fourth Amendment Effective Date, $70,000,000 of the aggregate outstanding principal amount of Revolving Loans (collectively, the “Non-Revolving Revolving Loans”) shall remain Revolving Loans but, to the extent repaid, may not be reborrowed. The remaining $105,000,000 of Revolving Credit Commitments shall continue to be available, subject to all terms and conditions set forth in this Agreement and, in addition the requirement that no Revolving Loans shall be advanced if: (i) the Credit Parties’ aggregate cash balances exceed $5,000,000 or (ii) the Revolving Loans would exceed $105,000,000 less the then applicable Block Amount. Schedule 1.1(a) sets forth the Term Loans of each Term Lender. To the extent repaid, the Term Loans may not be reborrowed.

1.4 Amendment to Sections 2.1(b) (Loans; Commitments). Section 2.1(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(b)	Each Revolving Credit Lender severally agrees, subject to and on the terms and conditions of this Agreement, to make loans (each, a “Revolving Loan,” and collectively, the “Revolving Loans”) to the Borrowers, from time to time on any Business Day during the period from and including the Fourth Amendment Effective Date to but not including the Revolving Credit Termination Date, in an aggregate principal amount at any time outstanding not exceeding its Revolving Credit Commitment, provided that no Borrowing of Revolving Loans shall be made if, immediately after giving effect thereto (and to any concurrent repayment of Swingline Loans with proceeds of Revolving Loans made pursuant to such Borrowing), (y) the Revolving Credit Exposure of any Revolving Credit Lender would exceed its Revolving Credit Commitment at such time or (z) the Aggregate Revolving Credit Exposure would exceed the aggregate Revolving Credit Commitments less the then applicable Block Amount. Subject to and on the terms and conditions of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans, other than Non-Revolving Revolving Loans.

1.5 Amendment to Section 2.8(a) (Interest). Section 2.8(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a)	Interest shall accrue in respect of the unpaid principal amount of each Loan, from the date of Borrowing thereof until such principal amount shall be paid in full, (i) at the Adjusted Base Rate, as in effect from time to time during such periods as such Loan is a Base Rate Loan, and (ii) at the Adjusted LIBOR Rate, as in effect from time to time during such periods as such Loan is a LIBOR Loan.

1.6 Amendment to Section 2.8(b) (Interest). Section 2.8(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(b)	Upon the occurrence and during the continuance of an Event of Default under Section 9.1(a), and (at the election of the Required Lenders) upon the occurrence and during the continuance of any other Event of Default, all outstanding principal amounts of the Loans and, to the greatest extent permitted by law, all interest accrued on the Loans and all other accrued and outstanding fees and other amounts hereunder, shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to such Loans (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus 2% (or, in the case of interest, fees and other amounts for which no rate is provided hereunder, at the Adjusted Base Rate plus 2%), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any law pertaining to insolvency or debtor relief. By way of further clarification, at the election of the Administrative Agent and Required Lenders, the foregoing default interest shall retroactively accrue commencing upon on the date of the occurrence of the event that, with the giving of notice, passage of time, or both, resulted in such Event of Default occurring.

1.7 Amendment to Section 2.8(c) (Interest). Section 2.8(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(c)	Interest shall be payable as follows:

(i)	after the Fourth Amendment Effective Date, in respect of each Base Rate Loan (including any Base Rate Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), accrued (and therefore unpaid) interest at the Cash Pay Interest Rate in arrears on the third Business Day of each calendar month, beginning with the first such day to occur after the Closing Date; provided, that in the event the Loans are repaid or prepaid in full and the Revolving Credit Commitments have been terminated, then accrued interest in respect of all Base Rate Loans shall be payable together with such repayment or prepayment on the date thereof;

(ii)

after the Fourth Amendment Effective Date, in respect of each LIBOR Loan (including any LIBOR Loan or portion thereof paid or prepaid pursuant to the provisions of Section 2.6, except as provided hereinbelow), accrued (and therefore unpaid) interest at the Cash Pay Interest Rate in arrears on the last Business Day of the Interest Period applicable thereto (subject to the provisions of Section 2.10(iv)); provided, that in the event all LIBOR Loans made pursuant to a single Borrowing are repaid or prepaid in full, then accrued interest at the Cash Pay Interest Rate in respect of such LIBOR Loans shall be payable together with such repayment or prepayment on the date thereof; and

(iii)	in respect of any Loan, whether on account of interest accruing at the Cash Pay Interest Rate or the PIK Interest Rate, at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

1.8 Amendment to Section 2.10 (Interest Periods). Section 2.10 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

2.10	Interest Periods. Concurrently with the giving of a Notice of Borrowing or Notice of Conversion/Continuation in respect of any Borrowing comprised of Base Rate Loans to be converted into, or LIBOR Loans to be continued as, LIBOR Loans, the Borrowers shall have the right to elect, pursuant to such notice, the interest period (each, an “Interest Period”) to be applicable to such LIBOR Loans, which Interest Period shall, at the option of the Borrowers, be a one or three month period; provided, however, that:

(i)	all LIBOR Loans comprising a single Borrowing shall at all times have the same Interest Period;

(ii)	the initial Interest Period for any LIBOR Loan shall commence on the date of the Borrowing of such LIBOR Loan (including the date of any continuation of, or conversion into, such LIBOR Loan), and each successive Interest Period applicable to such LIBOR Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii)	LIBOR Loans may not be outstanding under more than ten (10) separate Interest Periods at any one time (for which purpose Interest Periods shall be deemed to be separate even if they are coterminous);

(iv)	if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

(v)	no Interest Period may be selected with respect to the Term Loans that would end after a scheduled date for repayment of principal of the Term Loans occurring on or after the first day of such Interest Period unless, immediately after giving effect to such selection, the aggregate principal amount of Term Loans that are Base Rate Loans or that have Interest Periods expiring on or before such principal repayment date equals or exceeds the principal amount required to be paid on such principal repayment date;

(vi)	the Borrowers may not select any Interest Period that expires after the Maturity Date, with respect to Loans that are to be maintained as LIBOR Loans;

(vii)	if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month;

(viii)	the Borrowers may not select any Interest Period (and consequently, no LIBOR Loans shall be made) if a Default or Event of Default shall have occurred and be continuing at the time of such Notice of Borrowing or Notice of Conversion/Continuation with respect to any Borrowing; and

(ix)	No more than $100,000,000 of LIBOR Loans may have an Interest Period of three months; provided, however, that to the extent, as of the Fourth Amendment Effective Date, LIBOR Loans with an Interest Period of three months exceed $100,000,000, the existence of such excess shall not be deemed a violation of this clause (ix), provided that no Loans may be converted to or continued as LIBOR Loans with a three-month Interest Period until such time as Borrowers are in compliance with this clause (ix).

1.9 Amendment to Section 5.5 (Litigation). Section 5.5 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

5.5	Litigation. Except as disclosed on Schedule 5.5 or in the Parent’s public filings with the United States Securities and Exchange Commission as of the Fourth Amendment Effective Date, there are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrowers, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority, arbitrator or other Person, (i) against or affecting the Parent or its Subsidiaries or any of their respective properties that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (ii) with respect to this Agreement, any of the other Credit Documents or any of the transactions contemplated hereby or thereby.

1.10 Amendment to Section 6.2(a) (Other Business and Financial Information). Section 6.2(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(a)

Concurrently with each delivery of the financial statements described in Section 6.1(a) (in the case of Section 7.2) and the variance reports described in Section 6.2(j)(4) (in the case of Section 7.1), a Compliance

Certificate executed by a Financial Officer of each Borrower, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Article VII as of the last day of the period covered by such Compliance Certificate;

1.11 Amendment to Section 6.2 (Other Business and Financial Information). Section 6.2 of the Credit Agreement is hereby supplemented by adding the following subsection 6.2(j):

(j)	Additional Reporting. In addition to all reporting currently required under the Credit Documents, the Credit Parties shall deliver to the Administrative Agent: (1) monthly internally-prepared financial statements (which financial statements shall include a calculation of Consolidated EBITDA), together with variance analysis reasonably acceptable to the Administrative Agent, within thirty days after each month end; (2) any periodic “flash”, or similar, reporting packages provided by or at the direction of the chief financial officer to senior management and/or any special committee(s) of Borrowers’ board of directors within two days after such reporting packages being delivered to senior management and/or the special committee(s); (3) thirteen-week cash flow projections (in a form and substance reasonably acceptable to the Administrative Agent) within ten Business Days after each month end; (4) within ten Business Days after each month end, variance reports showing budget-to-actual for such thirteen-week cash flow projections and, to the extent available within the Credit Parties existing accounting systems, a description of material variances; (5) monthly budget-to-actual reports analyzing the Business Plans within thirty days after each month end; (6) monthly accounts receivable agings, including but not limited to franchisee receivables periodic reporting within thirty days after each month end; and (7) periodic reports regarding refund anticipation loan program funding progress, financial data, operating data, status updates regarding the negotiations with franchisees and status updates regarding any negotiations with Wal-Mart. The Credit Parties shall provide additional information and shall participate in conference calls and/or meetings with the Administrative Agent, the Lenders and their respective counsel and financial advisors from time to time as reasonably requested by the Administrative Agent.

1.12 Amendment to Article VI (Affirmative Covenants). Article VI of the Credit Agreement is hereby supplemented by adding the following Sections 6.14 and 6.15:

6.14	Cash Dominion. On or before May 14, 2010, all cash of the Credit Parties (other than cash in an aggregate amount not to exceed $100,000) shall be held in deposit accounts either located with Administrative Agent or subject to deposit account control agreements reasonably acceptable to Administrative Agent pursuant to which such deposit accounts are subject to a first priority lien in favor of the Administrative Agent.

6.15	New Term Loan. The Credit Parties hereby agree, if requested by all Lenders, to: (i) convert the Non-Revolving Revolving Loans to a term loan (the “New Term Loan”), with interest payable in accordance with Section 2.8 hereof and principal payable (subject to clause (ii) below) on the Maturity Date; and (ii) proportionately re-allocate the $30 million principal payment due on April 30, 2011 pursuant to Section 2.6(a) hereof among the existing Term Loans and the New Term Loan.

1.13 Amendment to Section 7.1 (Leverage Ratio). Section 7.1 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

7.1	Maximum Net Expenditures. The Borrowers will not permit their Net Expenditures (measured on a cumulative basis on and after May 1, 2010) to exceed the amounts set forth below; provided, however, that the Administrative Agent, in consultation with the Borrowers, shall have the right to modify the amounts set forth below within five (5) Business Days after the Fourth Amendment Effective Date to reflect cash receipts and disbursements prior to the Fourth Amendment Effective Date:

Cumulative Through	Maximum Net Expenditures
May 31, 2010	$10,680,000
June 30, 2010	$19,200,000
July 31, 2010	$28,200,000
August 31, 2010	$34,900,000
September 30, 2010	$42,000,000
October 31, 2010	$57,200,000
November 30, 2010	$65,100,000
December 31, 2010	$76,300,000
January 31, 2011	$85,900,000

1.14 Amendment to Section 7.2 (Interest Coverage Ratio). Section 7.2 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

7.2	Minimum Consolidated EBITDA. The Borrowers will not permit their Consolidated EBITDA to be less than: (a) $44,000,000 for the twelve months ending April 30, 2010; or (b) $55,000,000 for the twelve months ending April 30, 2011.

1.15 Amendment to Section 8.2(ii) (Indebtedness). Section 8.2(ii) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(i)	purchase money Indebtedness of the Borrowers and their respective Subsidiaries incurred solely to finance the acquisition, construction or improvement of any equipment, real property or other fixed assets in the ordinary course of business, including Capital Lease Obligations, and any renewals, replacements, refinancings or extensions thereof, provided that all such Indebtedness shall not exceed $1,000,000 in aggregate principal amount outstanding at any one time;

1.16 Amendment to Section 8.2(vi) (Indebtedness). Section 8.2(vi) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(vi)	Indebtedness of any Borrower under Hedge Agreements entered into in the ordinary course of business to manage existing or anticipated interest rate or foreign currency risks or equity risks related to share repurchases or employee compensation plans and not for speculative purposes, but only to the extent entered into on or prior to the Fourth Amendment Effective Date;

1.17 Amendment to Section 8.4(xiv) (Investments). Section 8.4(xiv) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(xiv)	other Investments of the Borrowers and their Subsidiaries not otherwise permitted under this Section 8.4 (including other Investments in Franchisees and joint ventures, but excluding Investments in Foreign Subsidiaries) in an aggregate amount not exceeding $3,000,000 at any time outstanding for all such Investments.

1.18 Amendment to Article VIII (Negative Covenants). Article VIII of the Credit Agreement is hereby supplemented by adding the following Section 8.14:

8.14	Maximum Cash Balances. Subsequent to June 30, 2010, the Credit Parties shall not allow their cash balances to exceed $5,000,000 (the “Maximum Cash Amount”). Any amounts in excess of the Maximum Cash Amount shall immediately be paid by the Credit Parties to the Administrative Agent to non-permanently reduce the Revolving Loans (but not the Non-Revolving Revolving Loans).

1.19 Amendment to Section 9.1(b) (Events of Default). Section 9.1(b) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(b)	The Borrowers or any other Credit Party shall (i) fail to observe, perform or comply with any condition, covenant or agreement contained in any of Sections 2.14, 6.1, 6.2(a), 6.2(g)(i), 6.3(i), 6.8 or 6.14 or in ARTICLE VII or ARTICLE VIII or (ii) fail to observe, perform or comply with any condition, covenant or agreement contained in Section 6.2 (other than Sections 6.2(a) and 6.2(g)(i)) and (in the case of this clause (ii) only) such failure shall continue unremedied for a period of five (5) days after the earlier of (y) the date on which a Responsible Officer of a Borrower acquires knowledge thereof and (z) the date on which written notice thereof is delivered by the Administrative Agent or any Lender to the Borrowers;

1.20 Amendment to Section 9.1(h) (Events of Default). Section 9.1(h) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(h)	Any one or more money judgments, writs or warrants of attachment, executions or similar processes involving an aggregate amount (to the extent not paid or fully bonded or covered by insurance as to which the surety or insurer, as the case may be, has the financial ability to perform and has acknowledged liability in writing) in excess of $7,500,000 shall be entered or filed against a Borrower or any other Credit Party or any of their respective properties and the same shall not be paid, dismissed, bonded, vacated, stayed or discharged within a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale of such property thereunder;

1.21 Amendment to Section 9.1 (Events of Default). Section 9.1 of the Credit Agreement is hereby supplemented by adding the following subsections (l) through (q):

(l)	At any time, a pronouncement, policy statement or similar indication of intent with regard to regulatory and/or policy changes is issued by the Internal Revenue Service, Office of Comptroller of Currency, Federal Deposit Insurance Corporation or similar federal regulatory authority which, in the opinion of Administrative Agent and Required Lenders, does not permit the refund anticipation loan program of the Borrowers to continue in a manner acceptable to the Administrative Agent and Required Lenders, in their reasonable discretion;

(m)	Failure of the Credit Parties to deliver to the Administrative Agent, on or before September 15, 2010 (unless such date is extended by the Administrative Agent and the Required Lenders), a detailed proposal letter (the “Proposal Letter”) acceptable to the Administrative Agent and Required Lenders, in their reasonable discretion, pursuant to which 100% of the Credit Parties’ projected 2011 refund anticipation loan program funding need (as mutually agreed upon by the Credit Parties, the Administrative Agent and the Required Lenders, and consistent with the Business Plan) shall be financed (for the avoidance of doubt, withdrawal or revocation of the Proposal Letter, or material modification of the same, in a manner unsatisfactory to the Administrative Agent or the Required Lenders, in their reasonable discretion, shall also constitute an Event of Default unless a replacement Proposal Letter reasonably acceptable to the Administrative Agent and Required Lenders is delivered to the Administrative Agent within ten Business Days of such withdrawal, revocation or material modification);

(n)

Failure of the Credit Parties to deliver to the Administrative Agent, on or before November 19, 2010 (unless such date is extended by the Administrative Agent and the Required Lenders), a commitment letter (the “Commitment Letter”) acceptable to the Administrative Agent and Required Lenders, in their reasonable discretion, pursuant to which 100% of the Credit Parties’ projected 2011 refund anticipation loan program funding need (as mutually agreed upon by the Credit Parties, the

Administrative Agent and the Required Lenders, and consistent with the Business Plan) shall be financed (for the avoidance of doubt, revocation of the Commitment Letter, or material modification of the same, in a manner unsatisfactory to the Administrative Agent or the Required Lenders, in their reasonable discretion, shall also constitute an Event of Default);

(o)	Failure to execute definitive documentation, on or before December 10, 2010 (unless such date is extended by the Administrative Agent and the Required Lenders), with respect to a committed refund anticipation loan program funding facility(ies) in an amount satisfactory to provide not less than 100% of Credit Parties’ projected 2011 refund anticipation loan program funding needs (as mutually agreed upon by the Credit Parties, the Administrative Agent and the Required Lenders, and consistent with the Business Plan);

(p)	(i) Failure of the Credit Parties to deliver to the Administrative Agent, (X) on or before June 9, 2010 (unless such date is extended by the Administrative Agent and the Required Lenders), their primary 2011 business plan (the “Business Plan”) in form and substance acceptable to the Administrative Agent and the Required Lenders, in their reasonable discretion or (Y) on or before July 5, 2010 (unless such date is extended by the Administrative Agent and the Required Lenders), their alternative 2011 business plan (the “Alternative Business Plan” and together with the Business Plan, the “Business Plans”) in form and substance acceptable to the Administrative Agent and the Required Lenders, in their reasonable discretion, such acceptance(s) (or rejection(s)) to be determined and communicated to the Borrowers by no later than July 30, 2010; (ii) to the extent the Proposal Letter or Commitment Letter materially impact the Business Plan (as determined by the Administrative Agent and the Required Lenders, in their reasonable discretion), failure of the Credit Parties to deliver to the Administrative Agent, within ten Business Days of receipt by the Credit Parties of notice from the Administrative Agent of such determination by the Administrative Agent and the Required Lenders, a modified Business Plan in form and substance acceptable to the Administrative Agent and the Required Lenders, in their reasonable discretion, such acceptance (or rejection) to be determined and communicated to the Borrowers by no later than ten Business Days after receipt thereof; or (iii) to the extent the Borrowers and the Borrowers’ franchisee committee agree upon the terms of a new form of franchise agreement and such agreement materially impacts the Business Plans (as determined by the Administrative Agent and the Required Lenders, in their reasonable discretion), failure of the Credit Parties to deliver to the Administrative Agent, within ten Business Days of receipt by the Credit Parties of notice from the Administrative Agent of such determination by the Administrative Agent and the Required Lenders, modified Business Plans in form and substance acceptable to the Administrative Agent and the Required Lenders, in their reasonable discretion, such acceptance (or rejection) to be determined and communicated to the Borrowers by no later than ten Business Days after receipt thereof.

(q)	Receipt by any Credit Party of a notice of termination under that certain Kiosk License Agreement effective March 11, 2009 among Wal-Mart Stores East, LP, Wal-Mart Stores, Inc., Wal-Mart Stores Louisiana, LLC, Wal-Mart Arkansas, LLC and Jackson Hewitt Inc., operating certain offices through Tax Services of America, Inc.

1.22 Amendment to Section 11.5(a)(i) (Amendments, Waivers, etc.). Subsection 11.5(a)(i) of the Credit Agreement is hereby deleted in its entirety and replaced with the following: “(i) reduce or forgive the principal amount of any Loan or Reimbursement Obligation, reduce the rate of or forgive any interest thereon (provided that only the consent of: (X) the Required Lenders shall be required to waive the applicability of any post-default increase in interest rates; and (Y) the Supermajority Lenders shall be required to reduce or forgive the payment of any PIK Interest), or reduce or forgive any fees hereunder (other than fees payable to the Administrative Agent, the Arranger or the Issuing Lender for its own account).

1.23 Amendment to Schedule 1.1(a) (Term Loans and Revolving Commitments). The first table in Schedule 1.1(a) of the Credit Agreement is hereby deleted in its entirety and replaced with the table attached as Exhibit A to this Amendment.

1.24 Amendment to Exhibit C (Compliance Certificate). Exhibit C of the Credit Agreement is hereby deleted in its entirety and replaced with Exhibit C to this Amendment.

ARTICLE II

WAIVERS

Effective as of the Fourth Amendment Effective Date, the Administrative Agent and the Required Lenders hereby waive:

(a) The requirement that Borrowers comply with Section 4.2(b) of the Credit Agreement as a condition to the Lenders making Loans under the Credit Agreement, but only to the extent that Borrowers’ inability to comply with Section 4.2(b) of the Credit Agreement is as a result of Borrower’s inability to make the representation and warranty set forth in Section 5.10 of the Credit Agreement as a result of the items set forth in Borrowers’ SEC Form 8-K dated January 27, 2010 with respect to Borrowers’ refund anticipation loan program; and

(b) The requirement that the April 30, 2010 audited consolidated balance sheets, statements of income, cash flows and stockholders’ equity of the Parent and its Subsidiaries, required to be delivered pursuant to Section 6.1(b) of the Credit Agreement, be accompanied by a report that such audited financial statements are not qualified as to going concern.

(c) The payment of any losses, expenses and liabilities payable by Borrowers under Section 2.18(ii) of the Credit Agreement as a result of Borrowers’ partial repayment on account of approximately $72,000,000 of LIBOR Loans continued as LIBOR Loans on or about April 16, 2010.

ARTICLE III

CONDITIONS OF EFFECTIVENESS

This Amendment shall become effective as of the date (the “Fourth Amendment Effective Date”) when, and only when, each of the following conditions precedent shall have been satisfied:

(a) The Administrative Agent shall have received, dated as of the Fourth Amendment Effective Date, an executed counterpart hereof from each of the Borrowers and the Required Lenders.

(b) The Administrative Agent shall have received, dated as of the Fourth Amendment Effective Date, an executed counterpart of the Consent, Reaffirmation, and Agreement of Guarantor from each Guarantor.

(c) The Administrative Agent shall have received, dated as of the Fourth Amendment Effective Date, an executed counterpart of the Amendment to Security Agreement, duly completed and executed by the Credit Parties.

(d) The Administrative Agent shall have received a certificate of the secretary or an assistant secretary of each Credit Party executing any Credit Documents as of the Fourth Amendment Effective Date, dated the Fourth Amendment Effective Date and in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) that the organizational documents of such Credit Party have not been amended, amended and restated, or otherwise modified since the Third Amendment Effective Date (and if such organizational documents have been amended, amended and restated, or otherwise modified, attaching copies thereof) and (ii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Credit Party, authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Credit Party executing this Agreement or any of such other Credit Documents, and attaching all such copies of the documents described above, as applicable.

(e) The Borrowers shall have paid to the Administrative Agent, in immediately available funds, the $25,000,000 amount required to be paid on or before April 30, 2010 pursuant to Section 2.6(a) of the Credit Agreement.

(f) The Borrower shall have paid to the Administrative Agent, in immediately available funds, no less than $65,000,000, which amount shall be applied by the Administrative Agent to non-permanently reduce the Revolving Loans.

(g) The Borrowers shall have paid to the Administrative Agent, for the pro-rata benefit of each Lender who approves this Amendment, a nonrefundable fee in the amount of $1,000,000, which fee shall be deemed fully earned as of the Fourth Amendment Effective Date.

(h) To the extent invoiced at least one (1) Business Day prior to the Fourth Amendment Effective Date, the Borrowers shall have paid all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto).

ARTICLE IV

CONFIRMATION OF REPRESENTATIONS AND WARRANTIES

The Borrowers hereby represent and warrant, on the date hereof and as of the Fourth Amendment Effective Date, that (i) the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of such date, both immediately before and after giving effect to this Amendment (except to the extent that: (X) any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date; and (Y) the representations and warranties contained Section 5.10 of the Credit Agreement are not true and correct as a result of the items set forth in Borrowers’ SEC Form 8-K dated January 27, 2010 with respect to Borrowers’ refund anticipation loan program), (ii) this Amendment has been duly authorized, executed and delivered by the Borrowers and constitutes the legal, valid and binding obligation of the Borrowers enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law) and (iii) no Default or Event of Default shall have occurred and be continuing on the Fourth Amendment Effective Date, both immediately before and after giving effect to this Amendment.

ARTICLE V

ACKNOWLEDGEMENT AND CONFIRMATION OF THE BORROWERS

The Borrowers hereby confirm and agree that, after giving effect to this Amendment, the Credit Agreement and the other Credit Documents remain in full force and effect and enforceable against the Borrowers in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law) and shall not be discharged, diminished, limited or otherwise affected in any respect, and represents and warrants to the Lenders that it has no knowledge of any claims, counterclaims, offsets, or defenses to or with respect to its obligations under the Credit Documents, or if the Borrowers have any such claims, counterclaims, offsets, or defenses to the Credit Documents or any transaction related to the Credit Documents, the same are hereby waived, relinquished, and released in consideration of the execution of this Amendment. This acknowledgement and confirmation by the Borrowers is made and delivered to induce the Administrative Agent and the Lenders to enter into this Amendment, and the Borrowers acknowledge that the Administrative Agent and the Lenders would not enter into this Amendment in the absence of the acknowledgement and confirmation contained herein.

ARTICLE VI

MISCELLANEOUS

6.1 Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York.

6.2 Full Force and Effect. Except as expressly amended hereby, the Credit Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. As used in the Credit Agreement, “hereinafter,” “hereto,” “hereof,” and words of similar import shall, unless the context otherwise requires, mean the Credit Agreement after amendment by this Amendment. Any reference to the Credit Agreement or any of the other Credit Documents herein or in any such documents shall refer to the Credit Agreement and Credit Documents as amended hereby. This Amendment is limited as specified and shall not constitute or be deemed to constitute an amendment, modification or waiver of any provision of the Credit Agreement except as expressly set forth herein. This Amendment shall constitute a Credit Document under the terms of the Credit Agreement.

6.3 Expenses. The Borrowers agree on demand (i) to pay all reasonable fees and expenses of counsel to the Administrative Agent and the Lenders, and (ii) to reimburse the Administrative Agent and the Lenders for all reasonable out-of-pocket costs and expenses, in each case, in connection with the preparation, negotiation, execution and delivery of this Amendment and the other Credit Documents delivered in connection herewith.

6.4 Severability. To the extent any provision of this Amendment is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

6.5 Successors and Assigns. This Amendment shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

6.6 Construction. The headings of the various sections and subsections of this Amendment have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof.

6.7 Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the date first above written.

JACKSON HEWITT TAX SERVICE INC.
JACKSON HEWITT INC.
TAX SERVICES OF AMERICA, INC.
HEWFANT INC.

By:	/s/ Daniel P. O’Brien
Name:	Daniel P. O’Brien
Title:	EVP & CFO

(signatures continued)

WELLS FARGO BANK, N.A., as Administrative Agent, Issuing Lender and as a Lender

By:	/s/ M.G. Hyde
Name:	M.G. Hyde
Title:	MD/SVP

BANK OF AMERICA, N.A., as Syndication Agent, and as a Lender

By:	/s/ Cameron D. Taylor
Name:	Cameron D. Taylor
Title:	Senior Vice President

CITIBANK, N.A., as Syndication Agent, and as a Lender

By:	/s/ Ralph C. Palma
Name:	Ralph C. Palma
Title:	Director

PNC BANK, NATIONAL ASSOCIATION, as Documentation Agent, and as a Lender

By:	/s/ Andrew Vlahos
Name:	Andrew Vlahos
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as Documentation Agent, and as a Lender

By:	/s/ James H. Ramage
Name:	James H. Ramage
Title:	Managing Director

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ David E. Glickhouse
Name:	David E. Glickhouse
Title:	Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ George B. Davis
Name:	George B. Davis
Title:	Vice President

UNION BANK, N.A. (formerly Union Bank of California, N.A.), as a Lender

By:	/s/ M. David Dinges
Name:	M. David Dinges
Title:	Vice President

CAPITAL ONE, N.A. (formerly North Fork Bank), as a Lender

By:	/s/ Robert P. Harvey
Name:	Robert P. Harvey
Title:	Senior Vice President

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, as a Lender

By:	/s/ John King	/s/ Paul Morahan
Name:	John King	Paul Morahan
Title:	Manager	Manager

TD BANK, N.A. (formerly Commerce Bank), as a Lender

By:	/s/ Craig A. Pasko
Name:	Craig A. Pasko
Title:	Vice President

RBS CITIZENS N.A., as a Lender

By:	/s/ Robert Barnhard
Name:	Robert Barnhard
Title:	Senior Vice President

EXHIBIT A

Term Loans and Revolving Credit Commitments

Lender	Term Loans	Revolving Credit Commitment	Non-Revolving Revolving Credit Commitment
Wells Fargo Bank, N.A.	$40,000,000	$18,666,666.66	$12,444,444.45
Bank of America, N.A.	$25,000,000	$11,666,666.67	$7,777,777.77
PNC Bank, N.A.	$25,000,000	$11,666,666.67	$7,777,777.77
JPMorgan Chase Bank, N.A.	$25,000,000	$11,666,666.67	$7,777,777.77
HSBC Bank USA, N.A.	$15,000,000	$7,000,000.00	$4,666,666.67
Fifth Third Bank	$15,000,000	$7,000,000.00	$4,666,666.67
RBS / Citizens Bank	$15,000,000	$7,000,000.00	$4,666,666.67
Union Bank, N.A.	$15,000,000	$7,000,000.00	$4,666,666.67
Capital One, N.A.	$15,000,000	$7,000,000.00	$4,666,666.67
Bank of Ireland	$12,500,000	$5,833,333.33	$3,888,888.89
TD Bank, N.A.	$12,500,000	$5,833,333.33	$3,888,888.89
Citibank, N.A.	$10,000,000	$4,666,666.67	$3,111,111.11

Total	$225,000,000	$105,000,000.00	$70,000,000.00

EXHIBIT C

COMPLIANCE CERTIFICATE

[to be provided]

CONSENT, REAFFIRMATION, AND AGREEMENT OF GUARANTOR

The undersigned (a) acknowledges receipt of the foregoing Limited Waiver and Fourth Amendment to Amended and Restated Credit Agreement (the “Amendment”), (b) consents to the execution and delivery of the Amendment, (c) reaffirms all of its obligations and covenants under that certain Guaranty Agreement dated as of October 6, 2006 (as the same may have been amended, restated, supplemented, or otherwise modified from time to time) and under each of the Security Documents executed by it (or to which it is a party) (as the same may have been amended, restated, supplemented, or otherwise modified from time to time), and (d) agrees that none of such obligations and covenants shall be affected by the execution and delivery of the Amendment.

This Consent, Reaffirmation, and Agreement shall be deemed executed under seal and may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

This Consent, Reaffirmation, and Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

This Consent, Reaffirmation, and Agreement shall constitute a Credit Document under the terms of the Credit Agreement.

As of April     , 2010:

JACKSON HEWITT CORPORATE SERVICES INC.

By:	/s/ Daniel P. O’Brien
Name:	Daniel P. O’Brien
Title:	EVP, CFO & Treasurer
(SEAL)

JACKSON HEWITT TECHNOLOGY SERVICES LLC

By:	/s/ Daniel P. O’Brien
Name:	Daniel P. O’Brien
Title:	EVP, CFO & Treasurer
(SEAL)